EX-28.p.13.a

The Addendum to the Global Code of Conduct for heritage SLI Employees

About the Code of Conduct Addendum

Introduction

Aberdeen Standard Investments (“ASI”) is committed to placing our clients at the centre of everything we do. We recognize that our business raises conflicts of interest and that it is our duty to mitigate these. Therefore, we have adopted a common, unifying Conflicts of Interest Policy which applies across heritage Standard Life Investments and heritage Aberdeen Asset Management. We recognize, however that the application of this common standard will differ across the organization while we work to harmonize underlying processes and the technology that supports them.    This Addendum is intended for those employees who come to ASI through the heritage Standard Life Investments.

Where policies or procedures have been harmonized across ASI heritage entities, this Addendum will reflect this ASI-wide approach. Where a policy, procedures or technology remain at the heritage Standard Life Investments level this document will reflect this.

When a Policy has been adopted by Standard Life Aberdeen, thus applying to all subsidiaries and affiliates, this is indicated as such.

Complying with this Addendum

Everyone who works for Standard Life Aberdeen is required to follow the principles contained in the Global Code of Conduct and must attest to this at least annually. In addition, there are a number of more detailed specific additional requirements for people who work for heritage Standard Life Investments as we operate in asset management. These additional requirements are set out in this Addendum, which should be read in conjunction with the Global Code of Conduct.

Employees in Scope of this Addendum

This Addendum applies to:

heritage Standard Life Investments (h-SLI):

•	all employees and contractors,

•	all secondees to h-SLI.

heritage Standard Life plc:

•	anyone who has been advised by Risk and Compliance that they have been deemed to be an h-SLI ‘access person’ [1] or an h-SLI ‘supervised person’[2].

As individuals we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. Please read this Addendum, in conjunction with the Global Code of Conduct, and think about how it applies to you.

Please note that employees of heritage Aberdeen Asset Management are not in scope of this document. Aberdeen Access Persons should refer to the heritage Aberdeen Code of Ethics.

If you are unsure whether you are required to comply with the additional requirements set out in this Addendum, please contact your local Risk and Compliance team.

What happens if I do not meet the conduct standards?

Any action that falls short of the requirements of the Global Code of Conduct and its Addendum, or any of our regulators, may be dealt with under Standard Life Aberdeen’s formal investigation and disciplinary procedures. Depending on the nature of the breach, this may be regarded as gross misconduct and result in your dismissal. In the case of contractors and agency workers, any inappropriate conduct may lead to the termination or suspension of services. We may also be obliged to submit a report to our regulators and/or the authorities.

Aberdeen Standard Investments has an obligation to report suspicious transactions to our regulators. If you participate in such an activity, this may have an impact on your Approved Person status (if applicable) and may be considered a breach. Global regulators have recently actively prosecuted a number of high profile market abuse and insider dealing cases. They have all made public statements of their intention to prioritise the use of criminal and civil powers to pursue those who abuse markets.

If you become aware of a breach of the Global Code of Conduct, this Addendum and/or a regulatory breach you must report this at the earliest opportunity to your manager and/or Risk and Compliance, or via the Speak Up helpline (see the ‘Wrongdoing and Speaking Up’ section of the Global Code of Conduct).

1 h-SLI Access Persons

All permanent employees of heritage Standard Life Investments, and anyone who has access to investment decisions for listed funds, are ‘Access Persons’.

2 h-SLI Supervised Persons

Supervised Persons are all heritage Standard Life Investments’ permanent employees, contractors who have ‘COxxxx’ staff numbers and secondees to heritage Standard Life Investments

Conflicts of Interest

As a firm that conducts investment business, Aberdeen Standard Investments has a fiduciary obligation to establish, implement and maintain adequate arrangements to manage and mitigate conflicts of interest.

In addition to the obligations highlighted on page 8 of the Global Code of Conduct, you must comply with Aberdeen Standard Investments’ Conflicts of Interest Policy. This states that you have a responsibility to identify any actual and potential conflicts of interest for Aberdeen Standard Investments’ clients arising from your activities and to be able to demonstrate that they are managed appropriately and fairly.

Your individual contract of employment may also place restrictions on you with regards to your ability to accept appointments with external organisations or undertakings in order to reduce the potential for a conflict of interest to arise.

What are my obligations if I think I have a conflict?

You must notify any actual and potential conflicts of interest to Risk & Compliance via conflicts.reporting.global@aberdeenstandard.com, together with details of how you are managing them appropriately and fairly.

Risk and Compliance maintain a register of all conflicts of interest.

Any conflicts of interest that cannot be managed effectively, and which pose a material risk of damage to client interest, will be disclosed to clients.

If there is a conflict between the interests of different clients, you must be able to demonstrate that a fair process has been followed.

If you believe there has been a breach of Aberdeen Standard Investments’ Conflicts of Interest Policy, the Global Code of Conduct or this Addendum, you must follow Standard Life Aberdeen’s Risk Management Framework process immediately and ensure it is reported to Risk and Compliance.

Outside Appointments

What are my obligations in relation to outside appointments?

In addition to the obligations highlighted in page 8 of the Global Code of Conduct, you must comply with the ASI Outside Appointments Handbook.

You must gain approval from your Line Manager and Risk & Compliance, via Compass for any Outside Appointments that you or your Immediate Family have as detailed in the ASI Outside Appointments Handbook

Details of the Outside Appointment is sent to your Line Manager for approval, then forwarded to Risk & Compliance for approval following Line Manager approval via Compass. Where appropriate (e.g. for appointments as a director of an outside business) Risk & Compliance will also ask the Chief Executives of Aberdeen Standard Investments to approve an Outside Appointment.

Directors / Executives

In addition to the requirements above, as detailed in the SLA Conflicts of Interest Risk Policy, all Standard Life Aberdeen plc Executive and non-Executive directors; Executive Committee members; members of the Executive Job Family (“EJF”); and independent subsidiary company NEDs must seek authorisation and notify Group Secretariat before taking up an Outside Appointment. Additionally, all directors of UK registered subsidiary companies must contact Group Secretariat before accepting an outside appointment. Where there is an actual or potential conflict of interest, the appointment may only be taken up after the relevant subsidiary board has given approval. For assistance with this please contact Group Secretariat at group_secretariat@standardlife.com.

Market Conduct and Inside Information

What are my obligations if I suspect I have inside information?

In addition to the obligations highlighted in page 10 of the Global Code of Conduct, if you come into possession of inside information, you must follow the ‘Inside Information Policy and Chinese Walls Procedure detailed in the heritage Standard Life Investments Compliance Manual.

It is your responsibility to recognise when you have been given access to inside information, you should not rely on the other party to tell you. The same considerations apply when dealing with property or land as when you are dealing in securities.

If you are unsure if you have correctly identified inside information, you should contact Risk and Compliance.

Personal account dealing

What is personal account dealing?

Personal account dealing is the buying or selling of securities in which an individual has, or acquires, a direct or indirect beneficial ownership. It includes dealing on behalf of:

•	your own account

•	any account on which you have controlling authority to deal (e.g. Power of Attorney)

•	any other accounts that are held by immediate family members (your spouse/partner, dependent children or parents) within your household.

What are ‘reportable securities’?

Reportable securities are all types of investment, including Initial Public Offerings and Private Placements, with some exceptions which appear to present little opportunity for market abuse. Please refer to Appendix 1 of the Personal Account Dealing procedure for these exceptions.

What are the restrictions on my ability to transact personal deals?

You are prohibited from personal dealing if:

•	you have reason to believe that the transaction is likely to lead to a conflict of interest with heritage Standard Life Investments or its clients and customers

•	you have inside information on the security or suspect that such dealing would be market abuse

•	the security is currently on the ‘insider list’

•	the transaction would involve taking a short position on a financial instrument (e.g. short selling, spread betting on financial instruments, selling uncovered options)

•	you have not received the appropriate authorisation/approval for the transaction.

What are my obligations in relation to personal account dealing?

•	You must comply with heritage Standard Life Investments’ Personal Account Dealing Procedure.

•	You must gain approval for personal account dealings in ‘reportable securities’, via Compass, in advance of transacting the deal.

•	You must trade and record the trade on Compass within the specified timescales and hold ‘reportable securities’ for at least 60 days before trading them again.

•	You must report any violations of the above requirements to Risk and Compliance.

Access Persons (all permanent employees of heritage Standard Life Investments , and anyone who has access to investment decisions for listed funds, are ‘Access Persons’) In addition to the above, Access Persons must also disclose their personal accounts and holdings via Compass within the timescales specified in heritage Standard Life Investments’ ’ Personal Account Dealing Procedure.

If you are an ‘Access Person’ based in Hong Kong:

•	You also need to gain pre-approval from the Asia Pacific Risk and Compliance team to appoint any Hong-Kong-based brokers to trade on your behalf.

•	You must send duplicate copies of statements to the Asia Pacific Risk and Compliance team.

Malpractice, Anti-Bribery & Inducements

Political Donations

What are my obligations in relation to political donations?

•	Regardless of your location, you must comply with heritage Standard Life Investments’ Political Donations within US Procedure.

•	‘Access Persons’ must gain pre-approval from the heritage Standard Life Investments North American Chief Compliance Officer for any donations they, or immediate family members (e.g. spouse/partner, dependent children or parents) within their household, make to a political party or campaign within the US. If you are an ‘Access Person’ you will be asked to attest at least annually that you have disclosed all such donations within Compass.

•	You must keep a record of any interactions that you have with public officials (e.g. lobbying a member of parliament or requesting planning consent). If your interactions involve the giving or receiving of gifts or entertainment you must ensure you have complied with heritage Standard Life’s Gifts and Entertainment Procedure. You must follow the Aberdeen Standard Investments Conflicts of Interest policy if there is a potential or actual conflict.

•	You must be able to demonstrate that your interactions with public officials are legitimate and are not linked to corruption of any kind.

What do our regulators expect from us?

Each of our regulators, in all of the jurisdictions in which we operate or have clients, has set out their expectations, rules and requirements. These are normally a combination of principles and very specific rules and regulations. They are the foundation of the system of regulation and our regulators rightly expect us to demonstrate impeccable levels of conduct. It is our responsibility as individuals to be aware of what is expected of us and for what we will be accountable.

Therefore, please take time to understand the principles and specific rules that are relevant to you. You will find more details of the requirements and procedures you must comply with in the Compliance Manual and from your local Risk and Compliance team.

Listed below are our regulators in various countries.

Australia – Aberdeen Standard Investments Limited (ABN 36 142 665 227) is exempt from the requirement to hold an Australian financial services license in respect of the provision of financial services to wholesale clients and is supervised by the Australian Securities and Investments Commission (ASIC).

Canada – We are regulated in Canada by the Ontario Securities Commission (OSC).

China – Aberdeen Standard Investments Limited has a representative office in Beijing and is supervised by the China Securities Regulatory Commission (CSRC).

Germany – We have a registered branch with the Federal Financial Supervisory Authority (BaFin).

Hong Kong – Aberdeen Standard Investments (Hong Kong) Limited is registered for Regulated Activities Type 1 (Dealing in Securities) and Type 9 (Asset Management) in Hong Kong and regulated and supervised by the Securities and Futures Commission, Hong Kong.

Ireland – We have a branch registered with the Central Bank of Ireland.

Italy – We have a branch registered with the Commissione Nazionale per le Società e la Borsa (CONSOB).

Japan – Aberdeen Standard Investments (Japan) Limited is licensed with the Investment Advisory and Agency license and is supervised by the Financial Services Agency (FSA).

Jersey and Guernsey – we provide outsourced services on behalf of Standard Life Wealth Limited which are connected to Standard Life entities regulated by other jurisdictions, including Standard Life Wealth International Limited (regulated in Jersey and Guernsey), Standard Life Wealth (CI) Limited (regulated in Jersey) and Standard Life Wealth Offshore Strategy Fund (regulated in Jersey).

Switzerland – We are licensed in Switzerland with the Financial Market Supervisory Authority (FINMA).

UK – we are incorporated and regulated in the UK by the Financial Conduct Authority (FCA).

US – We are regulated in the US by the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC) and the Financial Industry Regulatory Authority (FINRA).

Our status with the FCA and SEC means that all of our activities could be subject to their regulation and supervision. Therefore, you need to be aware of their key objectives, principles and requirements.

UK Regulator – FCA

The FCA has based one of the three key pillars of its supervision around finding the answer to the question: ‘Are the interests of clients and market integrity at the heart of how the firm is run?’

The FCA demonstrates this through enforcement and oversight of its principles for business.

•	Integrity – a firm must conduct its business with integrity.

•	Skill, care and diligence – a firm must conduct its business with due skill, care and diligence.

•	Management and control – a firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

•	Financial prudence – a firm must maintain adequate financial resources.

•	Market conduct – a firm must observe proper standards of market conduct.

•	Customers’ interests – a firm must pay due regard to the interests of its customers and treat them fairly.

•	Communications with clients – a firm must pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading.

•	Conflicts of interest – a firm must manage conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

•	Customers: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgement.

•	Clients’ assets – a firm must arrange adequate protection for clients’ assets when it is responsible for them.

•	Relations with regulators – a firm must deal with its regulators in an open and co-operative way and must disclose to the appropriate regulator anything relating to the firm of which that regulator would reasonably expect notice.

US Regulator – SEC

We are registered as an investment adviser with the SEC and, as such, we recognise our fiduciary obligations to our clients.

Our obligations include the adoption of the Global Code of Conduct and this Addendum and to provide each Supervised Person with a copy of the Global Code of Conduct and this Addendum upon hire and at least annually thereafter. Each Supervised Person must attest to having received, read, understood and abide by the requirements within the Global Code of Conduct and this Addendum and supporting procedures. Additionally, the Chief Compliance Office (or delegate) for US-registered entities must review reports submitted pursuant to the Global Code of Conduct and this Addendum and supporting procedures.

SEC requirements

All Supervised Persons must follow these principles:

•	Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow professionals.

•	Use an affirmative duty of care, loyalty, honesty and good faith in complying with our fiduciary duties towards clients.

•	Act for the benefit of our clients and place client interests before our own.

•	Treat all clients fairly; never act in such a way as to grant, or appear to grant, favoured status to one client over another.

•	Comply with all applicable federal securities laws.

•	Report any violations of the Code of Conduct to the Standard Life Investments (Corporate Funds) LTD or Standard Life Investments (USA) chief compliance officer or Chief Risk Officer.

•	Submit timely, in true and complete form, all reports as required in the Personal Account Dealing Procedure.

•	Adhere to all provisions and restrictions contained in the Global Code of Conduct and this Addendum including, but not limited to, those related to insider trading, gifts and entertainment, and conflicts of interest.

Useful information

ASI – Conflicts of Interest Policy

ASI – Conflicts of Interest Handbook

Heritage Standard Life Investments’ Compliance Manual

Heritage Standard Life Investments’ Inside Information Policy

Heritage Standard Life Investments’ Chinese Walls Procedure

Heritage Standard Life Investments’ Personal Account Dealing Procedure

Heritage Standard Life Investments’ Political Donations within US Procedure

ASI – Outside Appointments Handbook